Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) for Freeport-McMoRan Oil & Gas Inc., or the Registration Statement, and to the use and inclusion of our reports, dated as of January 23, 2014 and February 18, 2015, with respect to the estimates of reserves and future net revenues as of December 31, 2013 and 2014, respectively, in the Registration Statement as an appendix to the prospectus included in the Registration Statement and/or as an exhibit to the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the prospectus included in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

June 22, 2015